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                                                                    Exhibit 23.1


INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-112744 of General Cable Corporation on Form S-4 of our report dated January 29, 2003 (November 4, 2003 as to Note 25), which contains an unqualified opinion and includes an explanatory paragraph relating to a change in its method of accounting for certain inventory, appearing in General Cable Corporation's current report on Form 8-K dated November 4, 2003 as of December 2002 and 2001 and for each of the three years in the period ended December 31, 2002 and to the reference to us under the heading `Experts" in the Prospectus, which is part of such Registration Statement.

/s/ Deloitte & Touche LLP

Cincinnati, Ohio
February 27, 2004